UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________________________________________________________________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):
March 8, 2008

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MONEYGRAM INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1550 Utica Avenue South, Suite 100,
Minneapolis, Minnesota		55416
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code):         952-591-3000

Not Applicable

______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01. Entry into a Material Definitive Agreement.

          On March 8, 2008, MoneyGram International, Inc., a Delaware corporation (the “Corporation”), entered into an amendment (“Amendment No. 1”) to that certain Purchase Agreement, dated as of February 11, 2008 (the “Purchase Agreement”), among the Corporation and affiliates of Thomas H. Lee Partners, L.P. (“THL”) and affiliates of Goldman, Sachs & Co. (“Goldman Sachs”) (THL and Goldman Sachs collectively, the “Investors”). Amendment No. 1 acknowledges the failure of the Corporation to meet certain conditions related to the capital of the Corporation, which were required to close the previous agreement, including the requirement that the Corporation have, on a pro forma basis for the transaction, at least $150 million of unrestricted assets (as defined in the Purchase Agreement). Amendment No. 1 also provides that the Purchase Agreement may be terminated by either the Corporation or any Investor upon written notice of termination.

          On March 10, 2008, the Corporation and the Investors entered into Amendment No. 2 to the Purchase Agreement (“Amendment No. 2”), pursuant to which the Corporation and the Investors have agreed to further amend the Purchase Agreement to reflect the terms set forth in Exhibit A to Amendment No. 2. Amendment No. 2 will result in material changes to the Purchase Agreement including, without limitation, that:

  the Investors will purchase $760 million of Series B Preferred Stock and Series B-1 Preferred Stock, which will be issued at the closing of the transaction and will initially be convertible into approximately 79% of the common equity of the Company;
  the Investors will not receive the shares of Series C Preferred Stock, Series D Preferred Stock, and common stock at the closing of the transaction, as contemplated under the original terms;
  the conversion price of the Series B Preferred Stock and the Series B-1 Preferred Stock will be $2.50 per share, as opposed to $5.00 per share under the original terms;
  if the Corporation is unable to pay a cash dividend on the Series B Preferred Stock and Series B-1 Preferred Stock at a time at which it is required to do so, dividends will accrete at 15%, as opposed to 12.5% under the original terms;
  the Corporation is allowed to solicit or discuss alternative proposals until the closing of the revised agreement; and
  the Corporation will be required to raise an additional $50 million of debt, for a total of $250 million of incremental debt, on terms and conditions acceptable to the Investors.

          Additionally, the Corporation will not seek shareholder approval for the transaction in reliance on the exception to the Shareholder Approval Policy of the New York Stock Exchange (the “NYSE”) in cases where the delay involved in securing shareholder approval would seriously jeopardize the financial viability of the listed company. In accordance with the NYSE’s rule providing that exception, the Audit Committee of the Corporation’s Board of Directors has expressly approved, and the full Board of Directors has unanimously concurred with, the Corporation’s intended use of the exception. The NYSE has accepted the Corporation's application of the exception.

          Pursuant to the terms of the amended Purchase Agreement, the Corporation will agree not to set a record date, with respect to a stockholder vote on any matter, that is earlier than the first to occur of (i) June 15, 2008 or (ii) the date all applicable state regulatory approvals for THL's acquisition of control of the Corporation shall have been obtained.

          The transaction will be conditioned upon other mutually acceptable terms and closing conditions to be negotiated by the parties. No assurances can be given that these terms and closing conditions will be agreed upon or that any transaction will be consummated. The Corporation expects the amended transaction to close no later than March 25, 2008.

          Amendment No. 1 and Amendment No. 2 to the Purchase Agreement are filed as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference. The foregoing description of the amendments does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 7.01. Regulation FD Disclosure.

          On March 10, 2008, the Corporation issued a press release announcing that it had agreed to amend the Purchase Agreement. A copy of the press released is furnished as Exhibit 99.1 hereto.

 Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment to Purchase Agreement, dated as of March 8, 2008, among MoneyGram International, Inc. and the several Investor parties named therein.

10.2	Amendment No. 2 to Purchase Agreement, dated as of March 10, 2008, among MoneyGram International, Inc. and the several Investor parties named therein.

99.1	Press Release of MoneyGram International, Inc., dated March 10, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MoneyGram International, Inc.

March 11, 2008	By: /s/ Teresa H. Johnson
Name: Teresa H. Johnson
Title: Executive Vice President, General
Counsel and Secretary

EXHIBIT INDEX

Exhibit No. Description

10.1	Amendment to Purchase Agreement, dated as of March 8, 2008, among MoneyGram International, Inc. and the several Investor parties named therein.

10.2	Amendment No. 2 to Purchase Agreement, dated as of March 10, 2008, among MoneyGram International, Inc. and the several Investor parties named therein.

99.1	Press Release of MoneyGram International, Inc., dated March 10, 2008.